Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors & Financial Media:	Trade Media:
Mitch Gellman	Patrick Wilkison
(949) 260-8328	(949) 260-8219
ir@stec-inc.com	pwilkison@stec-inc.com

STEC BOARD APPROVES INCREASE IN STOCK REPURCHASE PROGRAM FROM $10 MILLION TO $60 MILLION

May 22, 2007—Santa Ana, Calif.—STEC, Inc. (Nasdaq:STEC), announced today that its board of directors authorized the expansion of its existing $10 million stock repurchase program previously announced in July 2006 to $60 million. No shares were purchased under the previous program. Under the expanded program, the company may purchase up to $60 million of STEC’s common stock over the next 18 months. STEC adopted a written purchase plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate the purchase of shares under the stock repurchase program.

The Company plans to establish a Rule 10b5-1 Plan. Purchases may be made in open market or unsolicited negotiated transactions and shall comply with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended. Purchases will be based upon guidelines and parameters specified in the 10b5-1 plan, including with respect to price and volume. There is no guarantee as to the exact number of shares that will be purchased under the stock repurchase program. The Rule 10b5-1 plan expires on the earlier of November 18, 2008, the date on which $60 million in repurchases are completed or the occurrence of other specified events. STEC may also discontinue purchases at any time.

A Rule 10b5-1 plan allows STEC to repurchase shares at times when it would ordinarily not be in the market because of the company’s trading policies or the possession of material non-public information. Repurchased shares would be returned to the status of authorized but unissued shares of common stock. As of April 30, 2007, STEC had approximately 49.9 million common shares outstanding.

About STEC, Inc. (Nasdaq:STEC)

STEC, Inc., designs, develops, manufactures and markets custom memory solutions based on Flash memory and DRAM technologies. For information about STEC and to subscribe to the company’s “Email Alert” service, please visit our web site at www.stec-inc.com, click “Investors” and then “Email Alert.”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning, the expansion of our stock repurchase plan, our expectations with respect to future stock repurchases, including the timing and amount of such repurchases and term of the Rule 10b5-1 plan. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by the company, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: we may not purchase any shares under the stock repurchase program; we may not realize the expected benefits of the divestiture of the Consumer Division; disruptions from the Consumer Division transaction could make it more difficult to maintain relationships with customers and employees; changes in demand from certain customer segments; the cost of raw materials may fluctuate widely in the future; our backlog may not result in future revenue; excess inventory held by our customers may reduce future demand for our products; we may not realized the expected benefits from our operations in Malaysia; unexpected delays in or increased cost associated with the construction of our Malaysia product facility; unexpected delays in the qualification process of our products with customers; our growth initiatives may not be successfully implemented; slower than expected expansion of our international business; we may not realize the anticipated benefits from any acquisitions of businesses, technologies, or assets we have and may undertake in the future; excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit; DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation; interruptions or delays at the semiconductor manufacturing facilities that supply components to us; higher than expected operating expenses; new and changing technologies limiting the applications of our products; our inability to become more competitive in new and existing markets, our inability to maintain and increase market share, difficulty competing in sectors characterized by aggressive pricing and low margins; new customer and supplier relationships may not be implemented successfully; higher than anticipated capital equipment expenditures; adverse global economic and geo-political conditions, including acts of terror, business interruption due to earthquakes, hurricanes, pandemics, power outages or other natural disasters; and potential impact of high energy prices and other global events outside of our control which could adversely impact customer confidence and hence reduce demand for our products. The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.